Exhibit 99.3 DeAnne Gabel Director - Investor Relations

Investor Update	Issue Date: January 21, 2010

This investor update provides information on Continental's guidance for the first quarter and full year 2010, as well as certain historical information pertaining to the fourth quarter of 2009.

Advanced Booked Seat Factor (Percentage of Available Seats that are Sold)
Compared to the same period last year, for the next six weeks, mainline domestic advanced booked seat factor is running down 1 to 2 points, mainline Latin advanced booked seat factor is running flat to up 1 point, Transatlantic advanced booked seat factor is running 10 to 11 points higher, Pacific advanced booked seat factor is up 2 to 3 points, and regional advanced booked seat factor is running 1 to 2 points lower.

Last year at this time, due to declining business mix and weakness in yields, the Company made the decision to make more domestic leisure inventory available for sale earlier in the booking curve.  This year the Company has seen a modest improvement in business demand and therefore has returned to a more normal management of the domestic booking curve.

For the first quarter of 2010, the Company expects both its consolidated and mainline load factors to be up approximately 3.0 points year-over-year (“yoy”) compared to the same period in 2009.

Unrestricted Cash, Cash Equivalents and Short Term Investments Balance
The Company anticipates ending the first quarter of 2010 with an unrestricted cash, cash equivalents and short-term investments balance of between $2.9 and $3.0 billion.

Cargo, Mail, and Other Revenue
The Company's Cargo, Mail, and Other Revenue for the first quarter of 2010 is expected to be between $355 and $365 million.

Available Seat Miles (ASMs)	2010 Estimate
Year-over-Year % Change
1st Qtr.
Mainline
Domestic	(0.6%)
Latin America	5.2%
Transatlantic	(4.4%)
Pacific	16.3%
Total Mainline	1.0%

Regional	(0.2%)

Consolidated
Domestic	(0.3%)
International	2.2%
Total Consolidated	0.9%

For the full year 2010, Continental expects its consolidated capacity to be up 1% to 2% yoy.  The Company expects its mainline capacity to be up 1.5% to 2.5% yoy, with its mainline domestic capacity about flat yoy and its mainline international capacity up 4% to 5% yoy.  The international increase is primarily due to the run-rate of international routes added in 2009 and the restoration of the Company's full schedule to Mexico following its capacity pulldown last year related to H1N1.

Load Factor	1st Qtr. 2010 (E)			Full Year 2010 (E)
Domestic	79%	-	80%	83%	-	84%
Latin America	79%	-	80%	80%	-	81%
Transatlantic	76%	-	77%	79%	-	80%
Pacific	76%	-	77%	76%	-	77%
Total Mainline	78%	-	79%	81%	-	82%

Regional	72%	-	73%	76%	-	77%

Consolidated	78%	-	79%	80%	-	81%

Continental's month-to-date consolidated load factor is updated daily and can be found on continental.com on the Investor Relations page under the About Continental menu.

CASM Mainline Operating Statistics	2010 Estimate (cents)
	1st Qtr.			Full Year
CASM	11.11	-	11.16	11.08	-	11.13
Special Items per ASM	0.00			0.00
CASM Less Special Items (a)	11.11	-	11.16	11.08	-	11.13
Aircraft Fuel & Related Taxes per ASM	(2.99)			(3.21)
CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	8.12	-	8.17	7.87	-	7.92

CASM Consolidated Operating Statistics

CASM	12.00	-	12.05	11.96	-	12.01
Special Items per ASM	0.00			0.00
CASM Less Special Items (a)	12.00	-	12.05	11.96	-	12.01
Aircraft Fuel & Related Taxes per ASM	(3.21)			(3.43)
CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	8.79	-	8.84	8.53	-	8.58

 (a) Cost per available seat mile less special items is computed by dividing operating expenses excluding special items by available seat miles. These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
(b) Cost per available seat mile less special items and aircraft fuel and related taxes is computed by dividing operating expenses excluding special charges and aircraft fuel and related taxes by available seat miles.  This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility.  Both the cost and availability of fuel are subject to many economic and political factors beyond Continental's control.

Variable Compensation
Continental has granted profit based restricted stock unit ("RSU") awards pursuant to its Long-Term Incentive and RSU Program.  Expense for these awards is recognized ratably over the required service period, with changes in the price of the Company's common stock and the payment percentage (which is tied to varying levels of cumulative profit sharing) resulting in a corresponding increase or decrease in "Wages, Salaries, and Related Costs" in the Company's consolidated statements of operations.  The closing stock price of $17.92 on December 31, 2009 was used in estimating the expense impact of the awards for the Company's 2010 cost estimates included herein.  Based on the Company's current assumptions regarding payment percentages and the cumulative profit sharing targets to be achieved pursuant to the awards, the Company estimates that a $1 increase or decrease in the price of its common stock from December 31, 2009 will result in an increase or decrease of approximately $1 million in Wages, Salaries, and Related Costs attributable to the awards to be recognized in the first quarter 2010.  For more information regarding these awards, including performance periods and how the Company accrues for the awards, see the Company's 2008 Form 10-K.

Fuel Requirements (Gallons)	2010 Estimate
	1st Qtr.	Full Year
Mainline	330 million	1,423 million
Regional	70 million	283 million

Consolidated Fuel Price per Gallon (including fuel taxes and	$2.13	$2.25
impact of hedges)

Fuel Hedges - As of January 20, 2010
As of January 20, 2010, the Company's projected consolidated fuel requirements were hedged as follows:

	Maximum Price		Minimum Price
	% of Expected Consumption	Weighted Average Price (per gallon)	% of Expected Consumption	Weighted Average Price (per gallon)
First Quarter 2010
Gulf Coast jet fuel swaps	5%	$1.94	5%	$1.94
WTI crude oil swaps	11%	$1.86	11%	$1.86
WTI crude call options	4%	$2.11	n/a	n/a
Total	20%		16%
Second Quarter 2010
WTI crude oil swaps	1%	$1.95	1%	$1.95
WTI crude call options	9%	$2.20	n/a	n/a
Total	10%		1%
Third Quarter 2010
WTI crude call options	7%	$2.25	n/a	n/a
Total	7%
Fourth Quarter 2010
WTI crude call options	7%	$2.31	n/a	n/a
Total	7%
Full Year 2010
Gulf Coast jet fuel swaps	1%	$1.94	1%	$1.94
WTI crude oil swaps	3%	$1.87	3%	$1.87
WTI crude call options	7%	$2.23	n/a	n/a
Total	11%		4%

Selected Expense Amounts (Consolidated Expense)	2010 Estimate Amounts (millions)
	1st Qtr.	Full Year
Aircraft Rent	$231	$924
Depreciation & Amortization	$120	$495
Net Interest Expense*	$85	$338
*Net Interest Expense includes interest expense, capitalized interest and interest income.

Fourth Quarter 2009 Domestic Performance on a Hub-by-Hub Basis
Continental’s fourth quarter 2009 consolidated domestic capacity at its New York Liberty hub was down 2.5%, with traffic up 1.6%, resulting in a load factor increase of 3.3 pts, compared to the fourth quarter of 2008.  Transcon capacity, which is a subset of New York Liberty capacity, was up 4.3% yoy in the fourth quarter while traffic was up 7.0%, resulting in a load factor increase of 2.2 pts, compared to the same period in 2008.  Consolidated domestic capacity at its Houston hub was up 2.2% yoy, with traffic up 3.8%, resulting in a load factor increase of 1.3 pts, compared to the fourth quarter of 2008.  Consolidated domestic capacity at its Cleveland hub was down 2.5% yoy, with traffic up 0.6%, resulting in a fourth quarter load factor increase of 2.5 pt, compared to the same period in 2008.

Pension Expense and Contributions
Earlier this month, the Company contributed $34 million to its defined benefit pension plans.  The Company estimates its remaining minimum funding requirements for calendar year 2010 are approximately $85 million.

The Company estimates that its non-cash pension expense will be approximately $215 million for 2010.  This amount excludes non-cash settlement charges related to lump-sum distributions.  Settlement charges are possible during 2010, but the Company is not able at this time to estimate the amount of these charges.

Continental Airlines, Inc. Tax Computation
Generally, the Company's ability to record a tax benefit on net losses is limited by its net deferred tax position.  The Company previously recorded the maximum available deferred tax benefit permitted by its prior net deferred tax liability position.  Subsequent losses will generally not be benefitted until the Company re-establishes a net deferred tax liability.  Subsequent pretax income, when considered along with subsequent other comprehensive income, will generally not carry tax expense until the Company exhausts its beginning unbenefitted net deferred tax assets via release of valuation allowance.

An exception to this general rule exists in the event the Company generates a loss from continuing operations while generating other comprehensive income.  Under this circumstance, accounting rules require the Company to record a tax benefit on the loss from continuing operations and a tax expense on other comprehensive income.  The tax benefit is non-cash and is reported on the income statement while the tax expense non-cash and is recorded directly to other comprehensive income, which is a component of stockholders’ equity.  Items of other comprehensive income broadly include changes in the fair value of the Company’s hedging instruments and changes in the Company’s pension liability resulting from, among other things, changes in actuarial assumptions and the fair value of the pension plan assets.  Because these items are generally not known until late in the year, this exception would only likely be recorded during the fourth quarter.

Debt and Capital Leases
Continental’s total Debt and Capital Leases balance at year end 2009 was $6.3 billion of which $6.1 billion was debt.

As of January 21, 2010, scheduled debt and capital lease payments for the full year 2010 are $975 million, with approximately $135 million, $459 million, $77 million and $304 million scheduled in the first, second, third and fourth quarters of 2010, respectively.

Cash Capital Expenditures ($Millions)	2010 Estimate
Fleet Related	$265
Non-Fleet	140
Net Capital Expenditures*	$405
Net Purchase Deposits Paid/(Refunded)	25
Total Cash Expenditures	$430

*Includes rotable parts and capitalized interest.

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

First Quarter 2010 (Millions)
Quarterly	Number of Shares		Interest addback (net of applicable profit
Earnings Level	Basic	Diluted	sharing and income taxes impact)
Over $138	139	165	$12
Between $92 - $138	139	161	$8
Between $35 - $92	139	152	$3
Under $35	139	141	--
Net Loss	139	139	--

Full Year 2010 (Millions)
Year-to-date	Number of Shares		Interest addback (net of applicable profit
Earnings Level	Basic	Diluted	sharing and income taxes impact)
Over $465	140	162	$31
Between $289 - $465	140	158	$18
Between $118 - $289	140	153	$10
Under $118	140	142	--
Net Loss	140	140	--

These share count charts are based upon several assumptions including market stock price and number of shares outstanding.  Share counts also assume that the Company’s $175 million 5% convertible notes that are puttable in June 2010 are paid in cash. The number of shares used in the actual EPS calculation will likely be different than those set forth above.

This update contains forward-looking statements that are not limited to historical facts, but reflect the Company’s current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company’s 2008 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the significant volatility in the cost of aircraft fuel, its transition to a new global alliance, the consequences of its high leverage and other significant capital commitments, its high labor and pension costs, delays in scheduled aircraft deliveries, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and industry conditions, including the recession in the U.S. and global economies, the airline pricing environment, terrorist attacks, regulatory matters, excessive taxation, industry consolidation, the availability and cost of insurance, public health threats and the seasonal nature of the airline business. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update, except as required by applicable law.

Continental Airlines Fleet Plan

Includes Aircraft Operated by the Company or Operated on the
Company's Behalf Under a Capacity Purchase Agreement

January 21, 2010

	Total					Total
	Year End	Net Inductions and Exits				Year End
	2009	1Q10E	2Q10E	3Q10E	4Q10E	2010E

Mainline
777-200ER	20	-	2	-	-	22
767-400ER	16	-	-	-	-	16
767-200ER	10	-	-	-	-	10
757-300	18	3	-	-	-	21
757-200	41	-	-	-	-	41
737-900ER	30	-	-	-	2	32
737-900	12	-	-	-	-	12
737-800*	117	-	8	1	-	126
737-700	36	-	-	-	-	36
737-300	3	(3)	-	-	-	-
737-500	34	(3)	-	-	-	31
Total	337	(3)	10	1	2	347

Regional
ERJ-145	227	(4)	(2)	-	-	221
ERJ-135	-	-	-	-	-	-
CRJ200LR	7	(7)	-	-	-	-
Q400	14	-	-	1	5	20
Q200	16	-	-	-	-	16
Total	264	(11)	(2)	1	5	257

Total Count	601	(14)	8	2	7	604

*Excludes one aircraft scheduled for delivery in December 2010 that is expected to enter service in 2011

The following aircraft are currently scheduled for delivery from Boeing in 2011:
-	Six 787-8s (four in 3Q11 and two in 4Q11)
-	Four 737-900ERs (four in 2Q11)
-	Three 737-800s (two in 1Q11, one in 3Q11)